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                                                                    EXHIBIT 99.5

                                SALES.COM, INC.

                             STOCK OPTION AGREEMENT

     Pursuant to your Stock Option Grant Notice (the "Grant Notice") and this Stock Option Agreement, Sales.com, Inc. (the "Company") has granted you a nonstatutory stock option to purchase the number of shares of the Company's Series B Preferred Stock (the "Preferred Stock") indicated in your Grant Notice at the exercise price indicated in your Grant Notice.

     This stock option is granted in connection with and in furtherance of the Company's compensatory benefit plan for the Company's employees (including officers), directors and consultants. This stock option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). This stock option is granted outside of, and is not subject to, the Company's 1999 Equity Incentive Plan.

     The details of your option are as follows:

     1. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. For purposes of this stock option, "Continuous Service" means that your service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. Your Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which you render services to the Company or an Affiliate as an employee, director or consultant or a change in the entity for which you render service, provided that there is no interruption or termination of your Continuous Service; provided further, that the Board of Directors of the Company (the "Board") or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by that party, including sick leave, military leave or any other personal leave or (ii) transfers between locations of the Company or transfers between the Company and its Affiliates or successors. For purposes of this stock option, "Affiliates" shall mean any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(4e) and (f), respectively, in the Code.

     2.   Number of Shares and Exercise Price.

          (a) The number of shares of Preferred Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time upon certain changes in stock as provided in subsection 9(a), below.

          (b) For purposes of this stock option only, "Fair Market Value" means, as of any date, the value of the Preferred Stock as follows:
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               (i)    If the Preferred Stock is listed on any established stock
exchange or traded on the Nasdaq Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Preferred Stock shall be the closing sales price of such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest value of trading in the Preferred Stock) on the last market trading day prior to the day of determination, or reported in The Wall Street Journal or such other source as the Board deems reliable.

               (ii) In the absence of such market for the Preferred Stock, the Fair Market Value shall be determined in good faith by the Board.

               (iii) Prior to the Listing Date, the value of the Preferred Stock shall be determined in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

               (iv) Notwithstanding the foregoing, in the event the Preferred Stock is converted into shares of the Company's common stock, references to "Preferred Stock" in this Section 2 shall be construed as references to the Company's common stock.

          (c) For purposes of this stock option, "Listing Date" shall mean the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968.

     3. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

          (a) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Preferred Stock is publicly traded and quoted regularly, pursuant to a program developed under Regulation T (or similar rule or regulation) as promulgated by the Federal Reserve Board that, prior to the issuance of Preferred Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

          (b) Provided that at the time of exercise the Preferred Stock is publicly traded and quoted regularly, by delivery of already-owned shares of Preferred Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Preferred Stock in a form approved

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by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Preferred Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

          (c) Notwithstanding the foregoing, in the event the Preferred Stock is converted into shares of the Company's common stock, references to "Preferred Stock" in this Section 3 shall be construed as references to the Company's common stock.

     4. Whole Shares. You may exercise your option only for whole shares of Preferred Stock.

     5. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Preferred Stock issuable upon such exercise are then registered under the Securities Act of 1933, as amended (the "Securities Act") or, if such shares of Preferred Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

     6. Term. You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

          (a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

          (b) twelve (12) months after the termination of your Continuous Service due to your Disability;

          (c) twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

          (d)  the Expiration Date indicated in your Grant Notice; or

          (e)  the day before the fifth (5th) anniversary of the Date of Grant.

     For purposes of this stock option, "Disability" shall mean (i) before the Listing Date, your inability, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of your position with the Company or an Affiliate of the Company because of the

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your sickness or injury and (ii) after the Listing Date, your permanent and total disability within the meaning of Section 22(e)(3) of the Code.

     7.   Exercise.

          (a) You may exercise your option upon the terms and conditions set forth in your Grant Notice, by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

          (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Preferred Stock are subject at the time of exercise, or (3) the disposition of shares of Preferred Stock acquired upon such exercise.

          (c) By exercising your option you agree that the Company (or a representative of the underwriter(s)) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Preferred Stock or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Preferred Stock until the end of such period. The underwriters of the Company's common stock are intended third party beneficiaries of this subsection 7(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

     8. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

     9.   Adjustments upon Changes in Stock.

          (a) If any change is made in the Preferred Stock subject to this option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure,

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stock conversion or other transaction not involving the receipt of consideration by the Company), this stock option shall be appropriately adjusted in the class(es), series and number of shares and price per share of securities subject to the option. Such adjustments shall be made by the Board, determination of which shall be final, binding and conclusive. For purposes of this stock option only, the conversion of the Preferred Stock shall be treated as a transaction "without the receipt of consideration" by the Company.

          (b) In the event of a dissolution or liquidation of the Company, then this stock option shall terminate immediately prior to such event.

          (c) In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of capital stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume this stock option or shall substitute a similar stock award (including any award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 9(c) for those outstanding under this stock option). In the event any surviving corporation or acquiring corporation refuses to assume this stock option or to substitute similar stock awards for this stock option, then, with respect to this stock option, provided your Continuous Service has not terminated, the vesting of this stock option and the time during which this stock option may be exercised shall be accelerated in full, and this stock option shall terminate if not exercised at or prior to such event.

     10.  Representations.

          (a) By executing the Grant Notice, you hereby warrant and represent that you are acquiring this stock option for your own account and that you have no intention of distributing, transferring or selling all or any part of this stock option except in accordance with the terms of this Stock Option Agreement and Section 25102(f) of the California Corporate Securities Law of 1968. You also hereby warrant and represent that you have either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect your own interests in connection with the grant of this stock option by virtue of your business or financial expertise or the business or financial expertise of any of your professional advisors who are unaffiliated with and who are not compensated by the Company or any of its Affiliates, directly or indirectly.

          (b) The Company may require you, as a condition of exercising or acquiring Preferred Stock under this stock option, (i) to give written assurances satisfactory to the Company as to your knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that you are capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising this stock option; and (ii) to give written assurances satisfactory to the Company stating that you are acquiring Preferred Stock subject to this stock option for your own account and not with any present intention of selling or otherwise distributing the Preferred Stock. The foregoing requirements,

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and any assurances given pursuant to such requirements, shall be inoperative if
(1) the issuance of the shares of Preferred Stock upon exercise of this stock option has been registered under a then current effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under this Stock Option Agreement as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Preferred Stock.

     11. Right of First Refusal/Right of Repurchase. Vested shares that are received upon exercise of your option are subject to any right of first refusal that may be described in the Company's bylaws or contractual agreement with the Company to which you are a party in effect at such time the Company elects to exercise its right. The Company's right of first refusal shall expire on the Listing Date. In addition, to the extent provided in the Company's bylaws as amended from time to time or any contractual agreement referred to above, the Company shall have the right to repurchase all or any part of the shares received pursuant to the exercise of your option. The Company's right of repurchase shall expire on the Listing Date.

     12. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Board, officers or employees to continue any relationship that you might have as a director or consultant for the Company or an Affiliate.

     13. Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which this stock option may first be exercised or the time during which the option or any part thereof will vest, notwithstanding the provisions of the Grant Notice or this Stock Option Agreement state the time at which it may first be exercised or the time during which it will vest.

     14. Stockholder Rights. You shall not be deemed to be a holder of, or to have any of the rights of a stockholder with respect to, any shares of Preferred Stock subject to this stock option unless and until you have satisfied all requirements for exercise of the option pursuant to its terms.

     15.  Withholding Obligations.

          (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T (or similar rule or regulation) as promulgated by the Federal Reserve Board to the extent permitted by the

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Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Preferred Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Preferred Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Preferred Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Preferred Stock shall be withheld solely from fully vested shares of Preferred Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility. Notwithstanding the foregoing, the Company shall not be authorized to withhold shares of Preferred Stock in excess of the minimum statutory withholding requirements for federal and state tax purposes, including payroll taxes.

          (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Preferred Stock or release such shares of Preferred Stock from any escrow provided for herein.

     16. Notices. Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

     17. Choice of Law. This stock option shall be governed by, and construed in accordance with the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

     18. Governing Plan Document. This stock option is subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Company. This authority shall be exercised by the Board, or by a committee of one or more members of the Board in the event that the Board delegates its authority to a committee. The Board, in the exercise of its authority, may correct any defect, omission or inconsistency in this stock option in a manner and to the extent the Board shall deem necessary or desirable to make this stock option fully effective. References to the Board also include any committee appointed by the Board to administer and interpret this stock option. Any interpretations, amendments, rules and regulations promulgated by the Board shall be final, binding and conclusive upon the

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Company and its successors in interest as well as you and your heirs, assigns, and other successors in interest.

     19. Amendment of Option. The Board at any time and from time to time, may amend the terms of this stock option; provided, however, that the rights under this stock option shall not be impaired by any such amendment unless (i) the Company requests your consent and (ii) you consent in writing.

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